EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE, dated as of June 6, 2018 (this “Supplemental Indenture”), by and among Sprint Spectrum Co LLC, a Delaware limited liability company (the “Master Issuer”), Sprint Spectrum Co II LLC, a Delaware limited liability company (“Co-Issuer II”) and Sprint Spectrum Co III LLC, a Delaware limited liability company (“Co-Issuer III” and, together with Co-Issuer II and the Master Issuer, the “Issuers”), and Deutsche Bank Trust Company Americas, not in its individual capacity but solely as trustee and securities intermediary (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuers and the Trustee have duly executed and delivered that certain Base Indenture, dated as of October 27, 2016, as amended by the First Supplemental Indenture, dated as of March 12, 2018, by and among the Issuers and the Trustee (as amended, the “Base Indenture”), providing for the issuance from time to time of asset-backed notes, to be issued in one or more series;

WHEREAS, the Issuers and the Trustee have duly executed and delivered the (i) Series 2016-1 Supplement to the Base Indenture, dated as of October 27, 2016, as amended by the First Supplemental Indenture to the 2016 Series Supplement, dated as of March 21, 2018, by and among the Issuers and the Trustee (as amended, the “Series 2016 Supplement”); and (ii) Series 2018-1 Supplement, dated as of March 21, 2018 (together with the Series 2016 Supplement, the “Series Supplements”), among the Issuers and the Trustee. Capitalized terms used but not defined herein have the meanings given to such terms in the Base Indenture;

WHEREAS, on April 29, 2018, Sprint Corporation, T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), Starburst I, Inc., a Delaware corporation (together with Galaxy, the “SoftBank US HoldCos”), and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, entered into a Business Combination Agreement (as it may be amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which (i) the SoftBank US HoldCos may merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”) and (ii) Merger Sub will merge with and into Sprint Corporation, with Sprint Corporation as the surviving corporation and a wholly owned direct or indirect subsidiary of T-Mobile (together with the HoldCo Mergers (if they occur), the “Mergers”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement. Following the Mergers, T-Mobile is expected to contribute Sprint Corporation to T-Mobile USA, Inc., a Delaware corporation (“T-Mobile USA”), or otherwise cause Sprint Corporation to become a direct or indirect wholly-owned subsidiary of T-Mobile USA (collectively with the Mergers, the “T-Mobile Transaction”);

WHEREAS, pursuant to Section 13.2 of the Base Indenture, the provisions of the Base Indenture and the Series Supplements may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing in a Supplement with the written consent of the Control Party (at the direction of the Controlling Class Representative);

WHEREAS, pursuant to Section 11.4(c) of the Base Indenture, if at any time there is no Controlling Class Representative, the Control Party is authorized to exercise the rights of the Controlling Class Representative for purposes of approving this Supplemental Indenture;

WHEREAS, as of the date of this Supplemental Indenture, there is no Controlling Class Representative;

WHEREAS, the Issuers wish to amend the Base Indenture and the Series Supplements as set forth in this Supplemental Indenture to effect the purposes of Section 13.2 of the Base Indenture;

WHEREAS, the Master Issuer has requested that the Control Party exercise the rights of the Controlling Class Representative and consent to the amendments described herein to the extent required under such Section 13.2; and

WHEREAS, the conditions set forth for entry into this Supplemental Indenture pursuant to the Base Indenture and the Series Supplements, including but not limited to Article XIII of the Base Indenture, have been satisfied.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

1.	Amendments to the Series Supplements.

(a) Effective as of the date hereof, the definition of “Change of Control” contained in Section 3.8(g) of each of the Series Supplements shall be deleted and replaced with the following:

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of SCI and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to one or more Permitted Holders;

(b) the adoption of a plan relating to SCI’s liquidation or dissolution; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner (as such term is defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the voting power of SCI’s Voting Securities; provided that a transaction in which SCI becomes a Subsidiary of another person shall not constitute a Change of Control if (a) SCI’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom SCI is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of SCI’s Voting Securities.

Notwithstanding the foregoing, the T-Mobile Transaction shall not constitute a Change of Control.

(b) Effective as of the date hereof, the following definitions shall be added to Annex A of each of the Series Supplements:

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 29, 2018, made by and among Sprint Corporation, T-Mobile US, Inc., Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile US, Inc., Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Huron Merger Sub LLC, Galaxy Investment Holdings, Inc., a Delaware corporation, Starburst I, Inc., a Delaware corporation, and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, as it may be amended, supplemented or modified from time to time.

“T-Mobile Transaction” means the acquisition of Sprint Corporation by T-Mobile US, Inc. pursuant to the Business Combination Agreement, including without limitation the Merger and the SoftBank US Mergers (each as defined in the Business Combination Agreement), the contribution of Sprint Corporation to T-Mobile USA and related transactions.

“Permitted Holders” means SoftBank Group Corp., a Japanese kabushiki kaisha, and its affiliates/or any of its successors and/or Affiliates (including any fund or collective investment vehicle for which it or any of its Affiliates serves as the general partner or managing member).

“T-Mobile USA” means T-Mobile USA, Inc. until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “T-Mobile USA” shall mean such successor Person.

“Voting Securities” means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers or trustees (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).

(c) Effective concurrently with the consummation of the T-Mobile Transaction, the definition of Permitted Holders in each of the Series Supplements shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

“Permitted Holders” means (i) SoftBank Group Corp., a Japanese kabushiki kaisha, and its affiliates/or any of its successors and/or Affiliates (including any fund or collective investment vehicle for which it or any of its Affiliates serves as the general partner or managing member)~~.~~; (ii) T-Mobile US, Inc., a Delaware corporation, and/or any of its successors and/or Affiliates; (iii) Deutsche Telekom, AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, and/or any of its successors and/or Affiliates; and (iv) any “group” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) the members of which include only any or all of the Permitted Holders specified in clauses (i), (ii) and (iii) above.

2.	Amendments to the Base Indenture.

(a) Effective concurrently with the consummation of the T-Mobile Transaction, Section 4.1(f) of the Base Indenture shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(f) ~~Sprint Corporation~~ T-Mobile US, Inc. Financial Statements. So long as Sprint Spectrum, L.P. is the Manager, the Manager on behalf of the Issuers shall provide the Trustee, the Back-Up Manager, the LC Administrative Agent and the Rating Agencies with respect to each Series of Notes Outstanding the following financial statements (provided that the requirements of clauses (i) and (ii) shall be deemed satisfied if ~~Sprint Corporation~~ T-Mobile US, Inc. files reports containing financial information required under the SEC’s rules with the SEC and such reports are publicly available through EDGAR):

(i)within seventy-five (75) days after the end of each of the first three fiscal quarters of each of its fiscal years, an unaudited consolidated balance sheet of ~~Sprint Corporation~~ T-Mobile US, Inc. and its subsidiaries as of the end of such fiscal quarter, unaudited consolidated statements of income or operations of ~~Sprint Corporation~~ T-Mobile US, Inc. and its subsidiaries for such fiscal quarter and for the fiscal year-to-date period then ended (in the case of the second and third fiscal quarters of each fiscal year) and an unaudited consolidated statement of cash flows of ~~Sprint Corporation~~ T-Mobile US, Inc. and its subsidiaries for the fiscal year-to-date period then ended; and

(ii) within one hundred and twenty (120) days after the end of each of its fiscal years, audited consolidated financial statements of ~~Sprint Corporation~~ T-Mobile US, Inc. and its subsidiaries as of the end of such fiscal year, setting forth in comparative form the comparable amounts for the previous fiscal year prepared in accordance with GAAP and accompanied by an opinion thereon of the Independent Auditors stating that such audited financial statements present fairly, in all material respects, the consolidated financial position ~~Sprint Corporation~~ T-Mobile US, Inc. and its subsidiaries as of the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in accordance with GAAP.

(b) Effective concurrently with the consummation of the T-Mobile Transaction, Section 8.17 of the Base Indenture shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

If ~~Sprint Corporation~~ T-Mobile US, Inc. is not then subject to, or otherwise filing reports under, Section 13 or 15(d) of the Exchange Act, the Issuers shall, provide a written report to the Manager, the Back-Up Manager and the Rating Agencies for each Series of Notes Outstanding on each Quarterly Payment Date that sets forth all outstanding litigation, arbitration or other proceedings against any Sprint Entity or T-Mobile US, Inc. or any of its Subsidiaries that would have been required to be disclosed in ~~Sprint Corporation~~ T-Mobile US, Inc.’s annual reports, quarterly reports and other public filings which ~~Sprint Corporation~~ T-Mobile US, Inc. would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if ~~Sprint Corporation~~ T-Mobile US, Inc. were subject to, or otherwise reporting under, such provisions.

3.	Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

4.	Execution in Counterparts.

This Supplemental Indenture shall constitute an “Indenture Document” for all purposes of the Base Indenture and Transaction Documents. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

5.	No Other Changes.

Except as provided herein, the Base Indenture and the Series Supplements shall remain unchanged and in full force and effect, and each reference to the Base Indenture or the Series Supplements and words of similar import in the Base Indenture or the Series Supplements, as amended hereby, shall be a reference to the Base Indenture or the Series Supplements, as applicable, as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time. This Supplemental Indenture may be used to create a conformed amended and restated Base Indenture or Series Supplements for the convenience of administration by the parties hereto.

6.	Execution, Delivery and Validity.

Each of the Issuers represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

7.	Limited Recourse.

The obligations of the Issuers hereunder are limited recourse obligations of the Issuers payable solely from the Collateral in accordance with the Priority of Payments.

8.	Non-Petition.

Each party hereto hereby covenants and agrees that, at any time prior to the date which is (a) one (1) year, or (b) if longer, the applicable preference period in effect, and in case of (a) or (b) plus one (1) day following the payment in full of the latest maturing Note, it will not institute against, or join with any other Person in instituting against, any Securitization Entity any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided that nothing in this Section 8 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Securitization Entities pursuant to the Base Indenture or any other Transaction Document.

9.	Binding Effect.

This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SPRINT SPECTRUM CO LLC

By:	/s/ Janet M. Duncan
	Name:	Janet M. Duncan
	Title:	Vice President and Treasurer

SPRINT SPECTRUM CO II LLC

By:	/s/ Janet M. Duncan
	Name:	Janet M. Duncan
	Title:	Vice President and Treasurer

SPRINT SPECTRUM CO III LLC

By:	/s/ Janet M. Duncan
	Name:	Janet M. Duncan
	Title:	Vice President and Treasurer

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee and Securities Intermediary

By:	/s/ Maria Inoa
	Name:	Maria Inoa
	Title:	Assistant Vice President

By:	/s/ Ellen Jean-Baptiste
	Name:	Ellen Jean-Baptiste
	Title:	Assistance Vice President

[Signature Page to Supplemental Indenture]

CONSENT OF CONTROL PARTY AND BACK-UP MANAGER:

Midland Loan Services, a division of PNC Bank, National Association, as Control Party and as Back-Up Manager, hereby (i) consents to the execution and delivery by the Issuers and the Trustee of the foregoing Second Supplemental Indenture and (ii) directs the Trustee to execute this Second Supplemental Indenture.

MIDLAND LOAN SERVICES,

A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

By:	/s/ Gregory L. McFarland
Name:	Gregory L. McFarland
Title:	Senior Vice President Servicing Officer